Exhibit 99



                   National Penn Completes FirstService Merger


         BOYERTOWN, Pa., Feb 25, 2003. National Penn Bancshares, Inc. ("National Penn") (Nasdaq: NPBC), parent company of National Penn Bank, announced today the completion of the merger of FirstService Bank into National Penn Bank.
FirstService is a highly successful $400 million bank headquartered in Doylestown, Pennsylvania, operating seven community offices in Bucks and Montgomery counties.

         FirstService will retain its name and operate as a division of National Penn Bank. "We are excited about this promising alliance which will enhance National Penn's existing franchise in Bucks and Montgomery counties, Pennsylvania. In addition, FirstService's service-oriented emphasis on small business and retail customers is consistent with National Penn's general business approach," Wayne R. Weidner, Chairman, President and CEO of National Penn Bancshares, Inc., said.

         FirstService's   present   directors   will  be   appointed  to  a  new
FirstService divisional board of directors. Two members of the FirstService board of directors, John C. Spier and Alexander Rankin, will become directors of both National Penn Bancshares, Inc. and National Penn Bank. FirstService's
President and CEO, John C. Spier, will become Chairman and CEO of the FirstService Division. He will also become a Group Executive Vice President/Corporate Planning Officer of National Penn Bank and will serve as a member of the Chairman's Council, and the Management, Asset/Liability, and Technology Steering Committees.

         FirstService shareholders will receive .5954 share of National Penn common stock plus $3.90 for each share of FirstService common stock. As a result of the merger, National Penn will issue approximately 2,563,000 shares of common stock, with approximately 23,200,000 shares outstanding thereafter.

         FirstService shareholders will receive a letter from National Penn explaining what steps must be taken, including all necessary documentation to complete the exchange of their shares for National Penn shares and cash.




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         FirstService's  president and CEO, John C. Spier, said, "We have gained an excellent reputation for our willingness to serve the local community with competitive products while enhancing the quality of life in the markets we serve. This affiliation will enhance our product offerings, services, and delivery channels to both current and prospective customers. The increased level of total resources of the merged companies will enable the FirstService franchise to better serve small and large business customers, as well as individual consumers, by immediately adding electronic banking services and commercial cash management products to our existing line of loan, deposit, insurance, and investment management businesses."

         Following the merger, National Penn Bancshares, Inc. will have $3.2 billion in assets. National Penn now operates 65 community offices in southeastern Pennsylvania through National Penn Bank and the FirstService Bank Division and two community offices in southeastern Pennsylvania through Panasia Bank N.A. Panasia Bank N.A. also operates four community offices in the northern New Jersey marketplace and one office in Annandale, Virginia. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.




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